Exhibit 10.1

RESTRICTED STOCK UNIT AWARD UNDER

THE CYTEC INDUSTRIES INC.

1993 STOCK AWARD AND INCENTIVE PLAN

January 27, 2010

Name

Address

Restricted Stock Unit Award:

Scheduled Vest Date: January 27, 2013

Dear Employee:

As a key employee of Cytec Industries Inc. (the "Company"), or of a subsidiary or affiliate of the Company, you have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors the number of restricted stock units ("RSUs" set forth above. This Award is subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan"). This Award is issued under Section 6(f) of the Plan and is not subject to Section 6A of the Plan.

The Company will issue you one share of Cytec common stock, par value $0.01 per share, for each RSU held by you on the Scheduled Vest Date, subject to appropriate anti-dilution adjustments under Section 5 of the Plan as determined by the Committee in its sole discretion, and subject to the other terms and conditions of this Award. The shares of Cytec common stock payable to settle this Award, to the extent they become payable, will be issued to you as soon as practicable after determination that the Award is payable. Once the shares of Cytec common stock payable hereunder are paid to you, this Award shall be cancelled and, except as otherwise provided in paragraph (10) below, of no further force and effect

Certain terms and conditions with respect to this Award include, but are not limited to, the following:

(1) You shall have no rights as a shareholder of the Company as a result of this Award except and to the extent you receive shares of Company stock to settle this Award. This means that you will not be paid or have any entitlements to dividends for any period prior to settlement of this Award and you will not have any voting rights in connection with this Award.

(2) This Award is not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code (or under the international equivalent of a qualified domestic relations order). Except as set forth in the preceding sentence, you may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any interest in this Award and any attempt to do so shall be void. Notwithstanding any permitted transfer of this Award, after such transfer, this Award remains subject to the terms and conditions hereof with respect to your employment and any of your actions subsequent thereto.

(3) You may elect to defer some or all of the shares payable under this Award in accordance with such rules and procedures as may be established by the Committee provided you make such election no later than December 1, 2011. If you elect deferral in accordance with such rules and procedures, then, effective as of the date on which the shares of common stock payable pursuant to this award would have been paid, this Award or the relevant portion shall be forfeited and you will be issued instead a Deferred Stock Award as defined in Section 6(h) of the Plan equal to the amount of RSUs forfeited on such date.

(4) You may elect to satisfy your mandatory federal and state income tax withholding obligations with respect to any shares that are issued to you hereunder in accordance with such rules and procedures as may be established by the Committee provided you make such election no later than December 1, 2011 (subject to your compliance with Rule 16b-3 under the Securities Exchange Act of 1934 if you are an executive officer of the Company) by requesting the Company to withhold the number of shares having a fair market value as of the date of issuance equal to the aggregate mandatory federal and state income tax withholding obligations with respect to all shares being issued to you under this Award on such date, it hereby being agreed that the fair market value of shares withheld will be determined on the same basis that the value of the shares is determined for federal income tax withholding purposes.

(5) If your employment with the Company or a subsidiary or an affiliate terminates prior to the Scheduled Vest Date, all rights to receive shares of stock pursuant to this Award shall be forfeited, except as provided in paragraphs (6) and (7), below.

(6) If your employment with the Company or a subsidiary or affiliate terminates more than eight months after the date of this Award by reason of your (i) death, (ii) disability as defined in the Company's Long-Term Disability Plan, (iii) retirement on or after your 55th birthday with ten or more continuous years of service or if not continuous, then ten or more years of combined service as determined in the discretion of the Company's Vice President of Human Resources, then subject to paragraph (10), this Award shall remain in effect, and in the case of clause (i) the Scheduled Vest Date shall be accelerated to the date of death and in the case of clause (ii), the Scheduled Vest Date shall be the earlier of (x) the Scheduled Vest Date set forth on the first page of this Award or (y) the first business day of the seventh month after the date your employment is terminated.

(7) If your employment with the Company or a subsidiary or affiliate terminates more than eight months after the date of this Award and the Committee determines, in its sole discretion, that the termination of your employment was under circumstances not contrary to the best interest of the Company and you exercise a release of all claims against the Company, its subsidiaries and affiliates and their respective officers and directors in form and substance satisfactory to the Committee, then, and subject to paragraph (10), if such termination occurs after January 27, 2012, two-thirds of the RSUs subject to this Award shall not be forfeited by reason of such termination of employment and if your employment so terminates after January 27, 2011 and on or before January 27, 2012, one-third of the RSUs subject to this Award shall not be so forfeited, and the Scheduled Vest Date of the non-forfeited RSUs shall be the earlier of (x) the Scheduled Vest Date set forth on the first page of this Award or (y) the first business day of the seventh month after the date your employment is terminated..

(8) In the event that you compete, or you commence employment with or otherwise provide service to any person or entity which competes, with the Company or any of its subsidiaries or affiliates anywhere in the world in the research and development, manufacture, distribution or sale of any specialty chemicals or materials as determined by the Board of Directors in its sole discretion, unless approved in writing by the then Chief Executive Officer of the Company, this Award shall forthwith terminate.

(9) As provided in the Plan, upon the occurrence of a "change in control," the shares payable to settle this Award, except to the extent previously forfeited, shall immediately be issued to you.

(10) Your acceptance of this Award constitutes your agreement (i) to return immediately to the Company at its request any amounts which the Board of Directors had directed the Company to recover from you in accordance with the provisions of the Executive Claw Back Policy as in effect on the date of this Award and (ii) to return immediately to the Company at its request an amount equal to the Value of any shares, and to cancel any Deferred Stock Awards, you received to settle this Award during the period commencing six months prior to termination of your employment and ending two years after your termination of employment if during such time period: (x) you disclose any Confidential Information to a third party outside the scope of your employment or (y) you compete, or you commence employment with or otherwise provide service to any person or entity which competes, with the Company or any of its subsidiaries or affiliates anywhere in the world in the research and development, manufacture, distribution or sale of any specialty chemicals or materials as determined by the Board of Directors in its sole discretion, unless approved in writing by the then Chief Executive Officer of the Company. For purposes of this paragraph: "Value" means the closing market price of the Company's common stock on the NYSE on the date shares are paid to settle this Award multiplied by the number of shares paid to settle this Award, without regard to any tax liabilities arising from such payment; and "Confidential Information" means any information which is, or is designed to be, used in the business of the Company or any of its subsidiaries or affiliates or results from its or their research and/or development activities, (ii) is private or confidential in that it is not generally known or available to the public and (iii) gives the Company or any of its subsidiaries or affiliates an opportunity to obtain an advantage over competitors who do not know or use it.

(11) Nothing in this Award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or shall interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time. The Plan is discretionary in nature and any Awards made under the Plan are voluntary and occasional. No participant has any claim to be granted any Award or other benefits in lieu of any Award. Subject to applicable law, this Award and any payments in respect of this Award shall not be taken into account for purposes of determining any benefits under any benefit plan of the Company or any of its subsidiaries or affiliates, or for any notice payment or payment in lieu of notice. The Company shall have no obligation to make any future grants of Awards under the Plan or otherwise to make any future Awards under the Plan as part of any participant's annual compensation.

(12) The Company reserves the right to require that stock certificates issuable to you in connection with this Award be delivered to you only within the United States.

(13) The Common Stock issued to you hereunder may not be resold by you except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration, such as Rule 144.

(14) You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owing to you by the Company or by any of its subsidiaries or affiliates.

(15) Once shares of stock have been issued to you as herein provided, they shall not be subject to any restrictions under this Agreement or the Plan.

(16) This Award and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. You and the Company agree that any and all disputes arising under this Award are to be resolved exclusively by courts sitting in Delaware. You and the Company irrevocably consent to the jurisdiction of such courts and agree not to assert by way of motion, as a defense, or otherwise, any claim that either you or the Company is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Award may not be enforced in or by such court.

In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

Very truly yours,

CYTEC INDUSTRIES INC.

BY: ______________________

Secretary, Compensation & Management Development Committee

Enc.

ACCEPTED:

____________________________

Employee Name:

Date: